Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 3,982,218,576.00	0.0001381	$ 549,944.39
Fees Previously Paid
	Total Transaction Valuation:	$ 3,982,218,576.00
	Total Fees Due for Filing:			$ 549,944.39
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 549,944.39
Offering Note
[1]	1) Aggregate number of securities to which transaction applies: As of May 22, 2026, the maximum number of shares of our common stock to which this transaction applies is estimated to be 284,444,184, which consists of: (a) 262,609,433 shares of our common stock entitled, at the closing of the transaction, to receive the per share merger consideration of $14.00; (b) 18,988,678 shares of our common stock underlying restricted stock units entitled, at the closing of the transaction, to either (i) receive the per share merger consideration of $14.00 with respect to each such share of our common stock underlying such restricted stock units immediately prior to the closing of the transaction or (ii) be converted into cash-based successor restricted stock units with a value equal to the product of the per share merger consideration of $14.00 and the number of shares of our common stock underlying such restricted stock units immediately prior to the closing of the transaction; and (c) 2,846,073 shares of our common stock underlying performance-based stock units entitled, at the closing of the transaction, to either (i) receive the per share merger consideration of $14.00 with respect to each share of our common stock underlying such performance-based stock units immediately prior to the closing of the transaction based on target performance or (ii) be converted into cash-based successor performance-based stock units with a value equal to the product of the per share merger consideration of $14.00 and the number of shares of our common stock underlying such performance-based stock units immediately prior to the closing of the transaction based on target performance. (2) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 22, 2026, the underlying value of the transaction was calculated as the sum of: (a) the product of 262,609,433 shares of our common stock and the per share merger consideration of $14.00; (b) the product of 18,988,678 shares of our common stock underlying restricted stock units and the per share merger consideration of $14.00; and (c) the product of 2,846,073 shares of our common stock underlying performance-based share units (based on the target level of performance) and the per share merger consideration of $14.00. (3) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources